UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 28, 2012

Penson Worldwide, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32878	75-2896356
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1700 Pacific Avenue, Suite 1400

Dallas, Texas 75201

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (214) 765-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 28, 2012, Penson Financial Services, Inc. (“PFSI”), the U.S. broker-dealer subsidiary of Penson Worldwide Inc. (the “Company” or “we”), entered into an Asset Purchase Agreement (the “APA”) with Knight Execution & Clearing Services LLC, a Delaware limited liability company (the “Purchaser”), pursuant to which the (i) Company will sell certain assets of PFSI’s futures clearing business (the “FCM Business”), including but not limited to, customer contracts, segregated customer account assets, assets relating to the foreign currency exchange business, membership seats and licenses for clearing exchanges, and other related assets to the Purchaser; and (ii) the Purchaser will assume, subject to specified exceptions, certain liabilities and obligations under customer contracts in the FCM Business (the “Sale”). In consideration for the Sale, the Purchaser agreed to make an initial payment of $5.0 million in cash to PFSI (the “Initial Purchase Price”). A portion of the Initial Purchase Price will be held back in respect of any exchange membership and other assets that are not transferred at the Closing, provided that such holdback shall not reduce the amount paid at closing to less than $2.5 million. The Purchaser will pay any holdback amounts on the first business day following the transfer of each exchange membership and other assets. The Purchaser also agreed to pay an earnout amount (“Earnout Amount”) within 45 days of the first, second and third anniversary of the closing of the Sale (the “Closing”). The Earnout Amount is calculated as follows: (i) if the revenue for the FCM Business for the then trailing 12 month period ending on the last day of the last full month of such 12 month period, (a) is less than $21 million, then the Earnout Amount shall be $0, or (ii) if such revenue is equal to or greater than $21 million, then the Earnout Amount will be 1.25% of the total revenue for every $1 million of revenue in excess of $20 million for such period. The APA contains customary representations and warranties and the Sale is subject to customary closing conditions. The Company expects the Closing to occur in the second quarter of 2012.

In connection with the Sale, the Company also entered into a Transition Services Agreement with the Purchaser (the “Services Agreement”), pursuant to which the Company agreed to provide the Purchaser with all services, functions, products, software and intellectual property primarily used to support the FCM Business following the Closing, including services relating to regulatory compliance and reporting requirements (the “Transition Services”). The Purchaser agreed to pay certain fees to PFSI for the Transition Services, and the Company expects that such fees will cover the costs for providing the Transition Services. The term of the Transition Services will continue for a period of six (6) months, but may be terminated early by the Purchaser upon 30-day advance notice. Current management of the Company’s futures division will remain in place and the Company will continue to service its introducing brokers and customers through the Services Agreement. The parties expect that a majority of the futures division employees will be offered employment by the Purchaser.

The foregoing description is only a summary and is qualified in its entirety by the text of the APA and the Services Agreement, copies of which will be filed as exhibits to the Company’s future periodic report with the Securities and Exchange Commission (“SEC”) pursuant to Regulation S-K promulgated thereunder.

On May 29, 2012, the Company announced the Sale in a press release, a copy of which is filed as Exhibit 99.2 to this Current Report on Form 8-K (the “Form 8-K”) and incorporated into this Item 1.01 by reference.

Item 2.05 Costs Associated with Exit or Disposal Activities.

On May 27, 2012, the Board of Directors of the Company (the “Board”) approved the APA and the Sale as described in Item 1.01 above. At this time, the Company is not able in good faith to estimate (i) the total amount or range of amounts of costs expected to be incurred in connection with the Sale, or (ii) the total amount or range of amounts of the charge that will result in future cash expenditures, if any, that might be required in connection with the Sale. The Company expects to file an amended Current Report on Form 8-K under this Item 2.05 within four business days after it makes a determination of any such estimates or ranges of estimates.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press release dated May 29, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Penson Worldwide, Inc.

Date: May 29, 2012	By:	/s/ Philip A. Pendergraft
Philip A. Pendergraft
Chief Executive Officer